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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                         Commission File No. 000-27490

                           HOME CHOICE HOLDINGS, INC.
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            (Exact name of registrant as specified in its charter)

                 714 E. KIMBROUGH STREET, MESQUITE, TEXAS 75149
                                 (972) 288-9327
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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           (Title of each class of securities covered by this Form)

                                      NONE
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date: None
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Rent-Way, Inc., as successor issuer to Home Choice Holdings, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person this 18th day of December, 1998.


                                      RENT-WAY, INC.

                                      By:  /s/ JEFFREY A. CONWAY
                                          -------------------------------
                                      Name:  Jeffrey A. Conway
                                      Title: Vice President and
                                             Chief Financial Officer